As filed with the Securities and Exchange Commission on February 9, 2021

Registration No. 333-142467

Registration No. 333-238484

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-142467

FORM S-8 REGISTRATION STATEMENT NO. 333-238484

UNDER

THE SECURITIES ACT OF 1933

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Apartment Investment and Management Company

(Exact name of registrant as specified in its charter)

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Maryland (State or Other Jurisdiction of Incorporation or Organization)	84-1259577 (I.R.S. Employer Identification No.)

4582 South Ulster Street, Suite 1450 Denver, Colorado 80237 (Address of Principal Executive Offices)	80237 (Zip Code)

Apartment Investment and Management Company 2007 Employee Stock Purchase Plan

Apartment Investment and Management Company 2020 Employee Stock Purchase Plan
(Full title of the plan)

Jennifer Johnson

Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
4582 South Ulster Street, Suite 1450

Denver Colorado 80237

(Name and address of agent for service)

(303) 224-7900

(Telephone number, including area code, of agent for service)

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Copies to:

Jeffrey R. Kesselman
Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, Colorado 80202
(303) 297-2900

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

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DEREGISTRATION OF SHARES

On December 15, 2020, Apartment Investment and Management Company (“Aimco”) completed its previously announced plan to create Apartment Income REIT Corp. (“AIR”) by separating assets representing approximately 10% of the total estimated value as of March 31, 2020, of Aimco.  The separation resulted in the creation of two independent companies:

•

AIR, with assets approximating 90% (prior to giving effect to certain transactions, which proceeds are intended to reduce leverage) of Aimco’s gross asset value, as of March 31, 2020, with shares expected to be traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “AIRC.”

•	“New” Aimco, with assets approximating 10% of Aimco’s gross asset value, as of March 31, 2020, with shares that continue to be traded on the NYSE under the ticker symbol “AIV.”

This Post-Effective Amendment No. 1 relates to (a) a Registration Statement on Form S-8 (Registration No. 333-142467) (the “2007 Registration Statement”) of Aimco, with a filing date of April 30, 2007, pertaining to the registration of 50,000 shares of Aimco’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), and (b) a Registration Statement on Form S-8 (Registration No. 333-238484) (the “2020 Registration Statement” and together with the 2007 Registration Statement, the “Registration Statements”) of Aimco, with a filing date of May 18, 2020, pertaining to the registration of 75,000 shares of Aimco’s Class A Common Stock.

Aimco has sold 44,068 shares of Class A Common Stock in connection with the 2007 Registration Statement and 7,920 shares of Class A Common Stock in connection with the 2020 Registration Statement.

Following the completion of the separation described above and the termination of the Aimco 2007 Employee Stock Purchase Plan and the Aimco 2020 Employee Stock Purchase Plan, Aimco terminated any offering of Aimco’s securities pursuant to the Registration Statements.  In accordance with undertakings made by Aimco in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, Aimco hereby removes from registration all of such securities of Aimco registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on February 9, 2021.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

By: /s/ Wesley W. Powell

Wesley W. Powell

President and Chief Executive Officer

In reliance on Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.

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